EXHIBIT 21

List of Subsidiaries as at December 31, 2013

Each of the following subsidiaries is wholly-owned by the Registrant.

Legend International Holdings Limited*

Legend Diamonds Pty Ltd*

Alexya Pty Ltd

Paradise Phosphate Limited

Teutonic Minerals Pty Ltd*

* These entities are inactive.